Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-4, of our reports dated June 12, 2020, and July 10, 2020, relating to the balance sheets of Panacea Acquisition Corp. as of May 7, 2020 and as of July 6, 2020, and the related statements of operations, changes in stockholders’ equity and cash flows for the period from April 24, 2020 (inception) through May 7, 2020, and to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ WithumSmith+Brown, PC
WithumSmith+Brown, PC

New York, New York

November 12, 2020